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                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)


                                         SIX MONTHS ENDED
                                             JUNE 30,
                                     ------------------------
                                        2001          2000          2000          1999          1998           1997          1996
                                     ----------    ----------    ----------    ----------    ----------     ----------    ----------
EARNINGS
  Pretax income (loss) from
    continuing operations(1)         $  808,887    $  438,922    $1,203,681    $  344,573    $ (187,563)    $  258,640    $  200,195
  Add:  Fixed charges excluding
    capitalized interest                 71,198        59,442       116,190        90,398        78,728         78,531        68,091
                                     ----------    ----------    ----------    ----------    ----------     ----------    ----------
  Adjusted Earnings                  $  880,085    $  498,364    $1,319,871    $  434,971    $ (108,835)    $  337,171    $  268,286
                                     ==========    ==========    ==========    ==========    ==========     ==========    ==========
FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS
  Interest expense including
    capitalized interest(2)          $   93,966    $   83,183    $  168,121    $  132,986    $  119,703     $  105,148    $   89,829
  Amortization of debt expense            1,034         1,732         2,726         4,854         4,496          6,438         5,118
  Interest component of lease
    rental expenditures(3)                5,066         3,368         7,343         5,789         3,808          3,438         3,856
                                     ----------    ----------    ----------    ----------    ----------     ----------    ----------
  Fixed charges                         100,066        88,283       178,190       143,629       128,007        115,024        98,803
                                     ----------    ----------    ----------    ----------    ----------     ----------    ----------
  Preferred stock dividend
    requirements(4)                      16,222        17,127        33,386        24,788         2,905             --            --
                                     ----------    ----------    ----------    ----------    ----------     ----------    ----------
  Combined fixed charges and
    preferred stock dividends        $  116,288    $  105,410    $  211,576    $  168,417    $  130,912     $  115,024    $   98,803
                                     ==========    ==========    ==========    ==========    ==========     ==========    ==========
Ratio of earnings to fixed charges         8.80          5.65          7.41          3.03            --(5)        2.93          2.72
                                     ==========    ==========    ==========    ==========    ==========     ==========    ==========
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends                                7.57          4.73          6.24          2.58            --(5)        2.93          2.72
                                     ==========    ==========    ==========    ==========    ==========     ==========    ==========

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(1)  Undistributed income of less-than-50 percent-owned affiliates is excluded.

(2) Apache guaranteed and is contingently liable for certain debt. Fixed charges, relating to the debt for which Apache was contingently liable, have not been included in the fixed charges for any of the periods shown above.

(3) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 percent to 34 percent applies for all periods presented.

(4) Represents the amount of pre-tax earnings that would be required to cover preferred stock dividends.

(5) Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $236.8 million and $239.7 million, respectively, due to the $243.2 million write-down of the carrying value of United States oil and gas properties.